Exhibit 99.2

Millennial Media Appoints Ross Levinsohn and Tom Evans to Its Board of Directors

Media Powerhouses Join Leader in Mobile Advertising

Baltimore, MD (February 19, 2014) — Millennial Media (NYSE:MM) today announced the appointment of Ross Levinsohn and Tom Evans to its Board of Directors.

Levinsohn currently serves as CEO of Guggenheim Digital Media. Prior to this role, Levinsohn worked at Yahoo! where he held a series of executive roles, including interim CEO and Head of Global Media. He has also held senior roles at media companies such as Fox Interactive Media, Alta Vista, and CBS Sportsline.

Evans most recently served as President and CEO of Bankrate, the Web’s leading aggregator of financial rate information. He previously held CEO positions at Official Payments Corporation and GeoCities, Inc. Previously, Evans served as President and Publisher of the U.S. News & World Report, The Atlantic Monthly, and Fast Company.

“I am very excited to be joining Millennial Media’s Board of Directors,” said Levinsohn. “I’ve followed the team and company since its inception, and it continues to make incredible strides in advancing the mobile advertising industry and providing the tools needed to truly enhance its clients’ businesses. I’m thrilled to be part of such an innovative organization.”

Evans added; “I am honored to join the Millennial Media Board and work with such an exceptional team. They have been a leader in mobile advertising for years, and I look forward to contributing to the company’s future direction and growth.”

New CEO Michael Barrett, who joined Millennial Media last month, has known and worked with both Levinsohn and Evans over the past two decades. “Ross and Tom bring a wealth of experience, from the largest media companies to the most prominent financial web properties,” said Barrett. “Both will be great additions to our Board as we continue to lead and shape the digital advertising industry.”

About Millennial Media

Millennial Media is the leading independent mobile advertising platform. The Company’s unique data asset and full technology stack enable its demand- and supply-side clients to garner meaningful results to drive their business. Based on its mobile-first approach to data, technology, and audience targeting, Millennial Media connects consumers with relevant messages across screens. For advertisers looking to reach and engage with consumers in powerful ways, Millennial Media offers a broad array of solutions, delivered through brand, performance, and programmatic approaches. For developers and publishers, the Company offers a comprehensive set of managed and automated services designed to help them maximize their revenues.

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Media contact:

Christina Feeney

Millennial Media

(617) 301-4181

cfeeney@millennialmedia.com